Exhibit 99.2

CHAMPION SAFE COMPANY UNVEILS 2025 ESTATE SERIES SAFES: CRAFTED WITH AMERICAN STEEL AND SUPERIOR CRAFTSMANSHIP FOR UNMATCHED RELIABILITY

Provo, UT, Jan. 15, 2025 (GLOBE NEWSWIRE) — Champion Safe Company (“Champion” or the “Company”) (championsafe.com), a wholly-owned subsidiary of American Rebel Holdings, Inc. (NASDAQ: AREB), America’s Patriotic Brand (americanrebel.com), is proud to announce the 2025 enhancements to its Estate Series, combining top-tier security with a touch of luxury . Known for offering a sophisticated blend of security and style, the Estate Series is designed to meet the needs of discerning homeowners who seek both protection and elegance for their valuables. The 2025 updates further improve the strength, functionality, and appearance of these safes.

“At Champion Safe Company, we take immense pride in producing top-tier safes that embody the spirit of American craftsmanship and patriotism . Our 2025 Estate Series showcases our commitment to providing unparalleled security and elegance for discerning homeowners. Each safe is a testament to the dedication, innovation, and quality that Champion Safe is known for. As we unveil these enhancements, we remain steadfast in our mission to protect the valuables of American families with the highest standards of strength and functionality. We are honored to serve our customers and uphold the values that make our nation great.” Tom Mihalek, CEO, Champion Safe Co. “ Since Champion Safe Company joined the American Rebel Holdings, Inc. family in July 2022, we have been proud to continue delivering high-quality products that reflect the patriotic values and unwavering standards of our public company . Champion’s 2025 Estate Series enhancements are continuing examples of our commitment to excellence, innovation, and the American spirit. We are dedicated to upholding the principles of patriotism, freedom, and the strength of our great nation as we provide superior safes for homeowners across this great country. “

Key updates for the 2025 Estate Series include:

Stylish Interior Upgrades

The 2025 Estate Series features a redesigned interior that offers a luxurious experience. With plush interiors and newly enhanced wood drawers equipped with jewelry inserts, the Estate Series combines style and functionality, making it perfect for protecting not only firearms but also family heirlooms, jewelry, and other valuables.

New Adjustable Gun Rack

A standout feature for 2025 is the newly designed adjustable gun rack, offering increased flexibility for organizing and storing firearms. This innovation allows users to maximize space according to their specific needs, ensuring a customized fit for any collection.

Elegant New Design with 1” Radius Edges

Champion Safe has introduced sleek, 1” radius edges for the 2025 Estate Series, giving the safes a more refined and modern look without compromising their strength. Available in both gloss and textured finishes, color options include Bronze, Ivory, Black, and Sandstone, allowing customers to choose a design that complements their home décor.

New Models and Specifications

The Estate Series now offers three models with updated deeper dimensions and capacities to suit various storage needs:

●	EC-17: 17 cubic feet, 570 lbs., 6-gun capacity
●	EC-14: 14 cubic feet, 425 lbs., 4-gun capacity
●	EC-10: 10 cubic feet, 345 lbs., compact and perfect for smaller storage needs

Each model is equipped with 11-gauge steel walls and Champion’s Double-Steel Door Casement ™ for increased durability and protection.

For more information about the 2025 Estate Series, please visit championsafe.com

About Champion Safe Company

Champion Safe Company has been at the forefront of safe manufacturing for over 25 years, offering a range of high-quality safes designed for ultimate security and fire protection. With a commitment to craftsmanship and innovation, Champion Safes are trusted by homeowners, gun owners, and businesses across the nation.

About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) has operated primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products and has recently transitioned into the beverage industry through the introduction of American Rebel Beer. The Company also designs and produces branded apparel and accessories. To learn more, visit americanrebel.com and americanrebelbeer.com . For investor information, visit americanrebel.com/investor-relations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of the 2025 enhancements to the Estate Series Safes, actual launch timing and availability of 2025 Estate Series Safes, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contacts:

jon.minder@americanrebel.com
thomas.mihalek@americanrebel.com
info@americanrebel.com